Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A of Fidelity Advisor Series I of our report dated November 22, 2006 on the financial statements and financial highlights included in the September 30, 2006 Annual Report to Shareholders of Fidelity Advisor Asset Manager 70% which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
November 28, 2006